UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PEGASYSTEMS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

We cordially invite you to attend our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 21, 2017 at One Rogers Street, Cambridge, Massachusetts. The Annual Meeting will commence at 10:00 a.m., local time.

At the Annual Meeting you are being asked to elect the nine nominees named in this proxy statement to our Board of Directors, each for a term of one year; to vote on a non-binding advisory proposal on the compensation of our named executive officers; to vote on a non-binding advisory proposal on the frequency of the stockholder advisory vote on the compensation of our named executive officers; and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Please vote your shares by submitting your proxy in the manner described in the proxy statement so that your shares can be voted at the Annual Meeting in accordance with your instructions. Even if you plan to attend the Annual Meeting, we urge you to vote your shares prior to the meeting. You can revoke your proxy at any time before the Annual Meeting, or vote your shares personally if you attend the Annual Meeting.

We look forward to seeing you on June 21, 2017.

Sincerely,

Alan Trefler

Chairman and Chief Executive Officer

May 12, 2017

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 21, 2017

To our Stockholders:

The 2017 Annual Meeting of Stockholders of Pegasystems Inc. will be held at One Rogers Street, Cambridge, Massachusetts, on Wednesday, June 21, 2017 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect the nine nominees named in this proxy statement to our Board of Directors, each for a one-year term.

2.	To approve, by a non-binding advisory vote, the compensation of our named executive officers.

3.	To approve, by a non-binding advisory vote, the frequency of the stockholder advisory vote on the compensation of our named executive officers.

4.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Stockholders of record at the close of business on May 3, 2017 are entitled to vote at the meeting. Whether you plan to attend the meeting or not, please vote your shares by submitting your proxy via the Internet or telephone or by completing, signing, dating, and returning a proxy card in the manner described in the proxy statement. For specific instructions on how to vote your shares, please refer to the “Information About the Annual Meeting and Voting” section of the attached proxy statement. Your prompt response is necessary to ensure your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described herein.

By Order of the Board of Directors,

Matthew J. Cushing,

Vice President, Chief Commercial Officer, General Counsel, and Secretary

Cambridge, Massachusetts

May 12, 2017

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

PROXY STATEMENT AND FINANCIAL HIGHLIGHTS

The summary financial highlights information contained in this proxy statement describes the solid results achieved by the Company for its stockholders in 2016 and recent fiscal years. As it is a summary, it does not contain all the information you should consider. Therefore, you should read this proxy statement in its entirety before voting. Additionally, for more information on financial and operational matters, please review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the Company’s audited financial statements and footnotes, Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations, which further qualifies the information provided here.

2017 Annual Meeting of Stockholders
Date/Time:	Wednesday, June 21, 2017, 10:00 a.m. local time
Place:	Pegasystems Inc. One Rogers Street Cambridge, Massachusetts 02142
Record Date:	May 3, 2017

Proposals and Board Recommendations
Proposal	Board Vote Recommendation	Page Number
Proposal 1: The election of the nine nominees named in this proxy statement to our Board of Directors, each for a one year term.	FOR each director nominee	14
Proposal 2: A non-binding advisory vote on the compensation of our named executive officers.	FOR	24
Proposal 3: A non-binding advisory vote on the frequency of the stockholder advisory vote on the compensation of our named executive officers.	FOR annual frequency	42
Proposal 4: Ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	FOR	44

Compensation Discussion and Analysis Highlights

Our executive compensation is designed to reward performance by our executives and to align the interests of our executives with our stockholders.

For 2016, our executive compensation program included the following elements of fixed and variable compensation:
Element	Objective	Fixed/Variable
Base Salary	Attract and retain highly qualified leaders with market-competitive compensation structure.	Fixed
Bonuses – Corporate Incentive Compensation Plan	Link pay with Company’s performance. Reward achievement of Company’s financial and strategic goals.	Variable
Additional Individual Incentive Compensation	Link pay with individual, business unit and/or corporate performance. Reward achievement of specific goals.	Variable
Equity Awards (Stock Options and RSUs)	Link pay with Company’s long-term performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable
Other perquisites	Retain talent by providing financial protection and security.	Fixed

2016 Financial Highlights and Business Results

Our fiscal year ended December 31, 2016 was a year of strong performance for the Company. Previously disclosed 2016 and historical highlights include:

2016 Financial Highlights (all numbers are approximations)

•    Total revenue growth of 10% from 2015 to 2016, to $750 million.

•    Recurring revenue, which includes term license, cloud, and maintenance revenue, growth of 15% from 2015 to 2016, to $394 million.

•    Total license and cloud backlog growth of 26% or $108 million from 2015 to 2016 to $528 million.

•    Increased focus in balancing revenue and margin growth, while shifting towards more predictable recurring revenue contracts.

Historical Financial Highlights

Total Revenue Growth (in millions)

Total revenue compounded annual growth rate was approximately 20% from 2006 to 2016.

Solid Growth in Recurring Revenue (in millions)

Recurring revenue, which is term license, cloud, and maintenance revenue, compounded annual growth rate was approximately 20% for the years 2013 through 2016.

License and Cloud Backlog (in millions)

Total license (perpetual and term) and cloud backlog has continued to grow year over year, driven by the shift towards recurring revenue streams. This shift is reflected in the strong growth in term license and cloud backlog.

Stockholder Return

The following performance graph shows how a $100 investment in Pegasystems Inc. on December 31, 2011 would have grown to $250 by December 31, 2016. The graph also compares the cumulative total stockholder return (assuming the reinvestment of dividends) on an investment in our common stock to the same investment in the Total Return Index for the NASDAQ Composite (“NASDAQ Composite”), a broad market index, and the Standard & Poors North American Technology Sector -Software Index™, a technology industry index.

Total Cash Returned to Stockholders (in millions)

We have continued to increase the amount of cash returned to our stockholders in the form of common stock dividend payments and repurchases of common stock under our stock repurchase programs over the last five years.

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on June 21, 2017

This proxy statement contains information about the 2017 Annual Meeting of Stockholders of Pegasystems Inc. (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 21, 2017, beginning at 10:00 a.m., local time, at One Rogers Street, Cambridge, Massachusetts. Unless the context otherwise requires, references in this proxy statement to “Pegasystems,” the “Company,” “we,” “us,” or “our” refer to Pegasystems Inc.

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy you submit for the meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may change your vote and revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect. We first provided access to our proxy materials over the Internet on or about May 12, 2017.

Pursuant to Rule 14a-16 under the Securities Exchange Act of 1934 (the “Exchange Act”), our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (“Annual Report”), as filed with the Securities and Exchange Commission, or SEC, is being made available to stockholders on our website, www.pega.com, and at the following URL: www.envisionreports.com/PEGA. You may obtain a copy of our Annual Report without charge upon written request to Pegasystems Inc., One Rogers Street, Cambridge, MA 02142-1209, Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary.

The Annual Report does not constitute any part of this proxy statement. Certain documents referenced in this proxy statement are available on our website at www.pega.com. Information contained on our website is not included as part of, nor incorporated by reference into, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be held on June 21, 2017.

This proxy statement and our Annual Report are available for viewing, printing, and downloading at www.envisionreports.com/PEGA.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	The election of the nine nominees named in this proxy statement to our Board of Directors, each for a one-year term.

2.	A non-binding advisory vote on the compensation of our named executive officers (also referred to as “Say on Pay”), as described in the “Compensation Discussion and Analysis” section and elsewhere in this proxy statement.

3.	A non-binding advisory vote on the frequency of the stockholder advisory vote on the compensation of our named executive officers.

4.	Ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

The stockholders will also act on any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend that I vote on the Proposals?

The Board of Directors recommends that you vote:

•	FOR the election of each of the nine nominees named in this proxy statement to our Board of Directors, each to hold office for a term of one year (Proposal 1);

•	FOR the approval, by a non-binding advisory vote, of the compensation of our named executive officers (Proposal 2);

•	FOR the approval, by a non-binding advisory vote, of holding the non-binding advisory vote on the compensation of our named executive officers every year (Proposal 3); and

•

FOR the ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4).

Who can vote?

To be able to vote, you must have been a Pegasystems stockholder of record at the close of business on May 3, 2017 (the “Record Date”). This date is the Record Date for the Annual Meeting.

How many votes do I have?

Each share of our common stock that you owned on the Record Date entitles you to one vote on each matter that is before the stockholders at the Annual Meeting.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Also, please take a moment to read the instructions below.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to comply with the SEC rules that direct companies to distribute their proxy materials over the Internet, as we have done in past years. As a result, we have sent our stockholders and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of this proxy statement, our proxy card, and our Annual Report. Detailed instructions on how to access these materials via the Internet may be found in the Notice. This proxy statement and our Annual Report are available for viewing, printing, and downloading at www.envisionreports.com/PEGA.

I prefer to read my proxy materials on paper. How do I get paper copies?

The Notice contains instructions on how to request paper copies by phone, email, or the Internet. You will be sent the materials by first class mail within three business days of your request, at no cost to you. If you receive your proxy materials by mail, you may vote your shares by completing, signing, and dating the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise. Please note, however, that the online proxy materials will also be in a format suitable for printing on your own printer.

How can I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote via the Internet or by telephone or mail, or you may vote in person at the Annual Meeting. If your shares are held in “street name” by a bank or brokerage firm, please see the first sentence of the “Can I vote if my shares are held in ‘street name’?” section below for instructions regarding how to vote your shares.

Voting by Internet. You may vote your proxy via the Internet by following the instructions provided in the Notice and on the proxy card.

Voting by telephone. You may vote your proxy over the telephone by following the instructions provided in the Notice and on the proxy card.

Voting by mail. You may vote your proxy by printing, completing, signing, and dating the proxy card that accompanies this proxy statement and promptly mailing it in accordance with the instructions provided on the proxy card. The shares you own will be voted according to the instructions on the proxy card you submit. If you return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR the Director nominees, and FOR Proposals 2, 3, and 4.

Voting in person at the Annual Meeting. If you attend the Annual Meeting, you may vote by delivering your completed proxy in person or by completing a ballot. Ballots will be available at the Annual Meeting.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice contains instructions on how to vote via the Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Under the applicable rules of the NASDAQ Global Select Market, or Nasdaq, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4) is considered to be a “discretionary” item under Nasdaq rules, and your bank or brokerage firm will be able to vote on this item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of Directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the advisory vote on the frequency of the stockholder advisory vote on the compensation of our named executive officers (Proposal 3) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals, and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in “street name,” you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the Annual Meeting on June 21, 2017. To be able to vote your shares held in “street name” in person at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

Can I change my vote after I have submitted my proxy?

Yes. You can change your vote and revoke your proxy at any time before the polls close for the Annual Meeting at 1:00 a.m., Central Time, on June 21, 2017, by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our Secretary a written notice before or at the Annual Meeting that you want to revoke your proxy; or

•	voting in person at the Annual Meeting.

Your attendance at the Annual Meeting alone (without also voting) will not revoke your proxy.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting with respect to a particular matter, a quorum must be present in person or represented by valid proxies for that particular matter. For each of the proposals described in this proxy statement, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on May 3, 2017, the Record Date.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. A share once represented for any purpose at the Annual Meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless (1) the stockholder attends solely to object to lack of notice, defective notice, or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new Record Date is set for that adjourned meeting.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of Directors. Under our Amended and Restated Bylaws, with respect to each of the nine nominees for Director, the number of votes cast at the Annual Meeting in favor of such nominee must represent a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares of common stock on the Record Date. This means that if any nominee is one of the nine nominees receiving the highest number of votes cast at the Annual Meeting, but the number of votes cast for such nominee does not represent a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares, such nominee will not be elected as a Director. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of Directors.

Advisory Vote on Executive Compensation. Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers. Under our Amended and Restated Bylaws, approval for such non-binding resolution requires that the votes cast in favor exceed the votes cast in opposition. While this vote is non-binding and advisory in nature, our Board of Directors and Compensation Committee will consider the outcome of the vote when determining executive compensation arrangements. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Advisory Vote on the Frequency of the Stockholder Advisory Vote on Executive Compensation. Our Board of Directors is seeking a non-binding advisory vote regarding the frequency of the advisory vote on the compensation of our named executive officers. Under Section 14A of the Securities Exchange Act, the Company must hold an advisory vote every six years to determine if the “Say on Pay” vote should occur every one, two, or three years. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Ratification of the Independent Registered Public Accounting Firm. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 will be approved if the votes cast in favor exceed the votes cast in opposition. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted in person, by mail, over the Internet, by telephone, or on a ballot voted in person at the Annual Meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) indicate that the stockholder abstains from voting on a particular matter or (2) are broker non-votes. Banks and brokers that do not receive instructions with respect to Proposals 1, 2, and 3 will not be allowed to vote these shares, which will then be counted as “broker non-votes” instead of votes “for” or “against.”

Abstentions and broker non-votes will have no effect on the outcome of voting with respect to Proposal 2 (Advisory Vote on Executive Compensation), Proposal 3 (Advisory Vote on the Frequency of the Stockholder Advisory Vote on Executive Compensation), and Proposal 4 (Ratification of the Selection of Independent Registered Public Accounting Firm), because these proposals will be approved if the votes cast at the Annual Meeting in favor of the proposal exceed the votes cast at the Annual Meeting opposing the proposal. Abstentions and broker non-votes, however, will have the effect of negative votes with respect to Proposal 1 (Election of Directors), because, as described above, each nominee must receive the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast at the Annual Meeting by all issued and outstanding shares of common stock on the Record Date in order to be elected to our Board of Directors.

Who will count the votes?

The votes will be counted, tabulated, and certified by our transfer agent and registrar, Computershare Investor Services. Matthew J. Cushing, our Vice President, Chief Commercial Officer, General Counsel, and Secretary, will serve as the inspector of elections at the Annual Meeting.

Will my vote be kept confidential?

Yes. Your vote will be kept confidential and we will not disclose your vote unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding) or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure of your identity on your proxy card.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

No. Under the laws of Massachusetts, where we are incorporated, an item may not be brought before our stockholders at a stockholder meeting unless it appears in the notice of the meeting. Our Amended and Restated Bylaws establish the process for a stockholder to bring a matter before a meeting. See the “How and when may I submit a stockholder proposal for the 2018 Annual Meeting?” section below.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting.

How and when may I submit a stockholder proposal for the 2018 Annual Meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2018 Annual Meeting, you need to follow the procedures outlined in Rule 14a-8 under the Exchange Act and in our Amended and Restated Bylaws. To be eligible for inclusion, we must receive your stockholder proposal intended for inclusion in the proxy statement for the 2018 Annual Meeting of Stockholders at our principal corporate offices in Cambridge, Massachusetts as set forth below no later than January 12, 2018.

In addition, our Amended and Restated Bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 120 days or more than 150 days before the first anniversary of the date on which our proxy statement was released to stockholders in connection with the prior year’s meeting. However, if the date of our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the prior year’s meeting (or no proxy statement was delivered to stockholders in connection with the prior year’s meeting), then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting and (2) the 10th day following the day on which public notice of the meeting date is first made. Assuming that the 2018 Annual Meeting is held between May 22, 2018 and July 21, 2018, you would need to give us appropriate notice at the address noted below no earlier than December 13, 2017 and no later than January 12, 2018. Notwithstanding the foregoing, the postponement or adjournment of any annual meeting for which notice has been provided to stockholders shall not commence a new time period for giving the stockholders’ notice. If a stockholder does not provide timely notice of a nomination or other matter to be presented at the 2018 Annual Meeting, under Massachusetts law, it may not be brought before our stockholders at a meeting.

Our Amended and Restated Bylaws also specify requirements relating to the content of the notice that stockholders must provide to the Secretary for any matter, including a stockholder proposal or nomination for director, to be properly presented at a stockholder meeting. A copy of the full text of our Amended and Restated Bylaws is on file with the SEC.

Any proposals or notices should be sent to:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary

Who will bear the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock they hold in such stockholders’ names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report is available in the “Investors” section of our website at www.pega.com, as well as at the following URL: www.envisionreports.com/PEGA. If you would like a paper copy of our Annual Report on Form 10-K, we will send it to you without charge. Please contact:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary

Telephone: (617) 374-9600

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Vice President, Chief Commercial Officer, General Counsel, and Secretary at the address or telephone number listed above.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the address or telephone number listed above.

If you want to receive separate copies of the proxy statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, which, except as otherwise noted below, is as of January 31, 2017, with respect to the beneficial ownership of our common stock by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;
•	each Director named in this proxy statement;
•	each executive officer named in the Summary Compensation Table included below in this proxy statement; and
•	all of our executive officers and Directors as a group.

Unless otherwise indicated, the address of each person listed below is c/o Pegasystems Inc., One Rogers Street, Cambridge, MA 02142.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OWNED	SHARES ACQUIRABLE WITHIN 60 DAYS (1)	TOTAL SHARES BENEFICIALLY OWNED (2)	PERCENTAGE OF SHARES BENEFICIALLY OWNED (3)
5% Stockholders
Alan Trefler (4)	39,558,248	0	39,558,248	51.63%

Directors
Alan Trefler	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above
Peter Gyenes	38,802	1,150	39,952	*
Richard H. Jones (5)	867,527	1,150	868,677	1.13%
Steven F. Kaplan	60,122	1,150	61,272	*
Dianne Ledingham	2,194	1,097	3,291	*
James P. O’Halloran	145,719	1,150	146,869	*
Sharon Rowlands	4,200	1,150	5,350	*
Larry Weber	4,348	1,150	5,498
William W. Wyman	17,892	1,150	19,042

Named Executive Officers
Alan Trefler	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above
Douglas Kra	36,749	159,061	195,810	*
Michael Pyle	26,891	157,038	183,929	*
Kenneth Stillwell	0	0	0	*
Leon Trefler	7,780	156,052	163,832	*
All executive officers and Directors as a group (6)	40,583,705	489,787	41,073,492	53.61%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has sole or shared voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number of “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised, and restricted stock units, or RSUs, that vest within 60 days after January 31, 2017.

(2)	To our knowledge, unless otherwise indicated, all of the persons listed in the table above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(3)	The percent ownership for each stockholder is calculated by dividing the total number of shares beneficially owned by the stockholder by 76,615,911 shares (the number of shares of our common stock outstanding on January 31, 2017) plus any shares acquirable (including pursuant to stock options exercisable and RSUs vesting) by the stockholder within 60 days after January 31, 2017, and multiplying the result by 100.

(4)	As reported in the Schedule 13G, Amendment #16 filed with the SEC on February 16, 2017 by Alan Trefler, this includes 118,000 shares of common stock held by the Trefler Foundation, of which Mr. Trefler is a trustee. Mr. Trefler has voting and dispositive control over such shares, but has no pecuniary interest with respect to such shares. Mr. Trefler maintains margin securities accounts at one or more brokerage firms, and the positions held in such accounts, which may from time to time include shares of our common stock, may be used as collateral security for the repayment of debit balances in those accounts, if any. As of January 31, 2017, Mr. Trefler held 661,748 shares of our common stock in these accounts, none of which are or have been pledged.

(5)	Includes 64,748 shares held by the Jones Family Foundation. Mr. Jones has voting and dispositive power over such shares, but has no pecuniary interest in such shares.

(6)	Includes all persons who were Directors or executive officers of the Company (14 persons) on January 31, 2017.

PROPOSAL 1 – ELECTION OF DIRECTORS

This year our Board of Directors has nominated Peter Gyenes, Richard Jones, Steven Kaplan, Dianne Ledingham, James O’Halloran, Sharon Rowlands, Alan Trefler, Larry Weber, and William Wyman for election to the Board of Directors.

The persons named in the proxy card as proxies will vote to elect each of the nominees, unless you vote against the election of one or more nominees or abstain from voting on the election of one or more nominees, in each case, by marking the proxy card to that effect (or through Internet or telephonic voting). Each of our nominees has indicated their willingness to serve, if elected. However, if any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for the election of a substitute nominee designated by our Board of Directors, or the Board of Directors may reduce the number of Directors. Proxies may not be voted for more than nine persons.

There are no family relationships among any of our executive officers or Directors, with the exception of Alan Trefler, our Chairman and Chief Executive Officer, whose brother, Leon Trefler, is Senior Vice President, Global Customer Success.

The Board of Directors recommends that you vote FOR the election of the nominees as Directors, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

Director Qualifications

The following information is furnished with respect to each of our Directors, which information is as of January 31, 2017. The information presented details the characteristics, qualifications, attributes, and skills that led to the Board’s conclusion that each of our Directors is qualified to serve on the Board, including significant professional experience and service on the boards of other companies. It includes information each Director has given us about their age, all positions they hold with us, their principal occupation and business experience during at least the past five years, and the names of other publicly-held companies of which they serve as a Director. Additionally, it is our view that each Director exhibits integrity and high ethical standards, as well as sound business judgment and acumen, which are valued and expected characteristics for our Directors. Information about the number of shares of common stock beneficially owned by each Director, directly and indirectly, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election for a Term of One Year Expiring in 2018

Peter Gyenes, 71, has been a Director of Pegasystems since March 2009. He also serves on our Audit and Nominating Committees. Mr. Gyenes has four decades of experience in global technical, sales, marketing, and general management positions within the software and computer systems industries. Since July 2015 has served as the Non-Executive Chairman of Sophos plc, a global security software company. From September 2012 to July 2015 he served as Lead Independent Director of Sophos, and from May 2006 to September 2012 as Non-Executive Chairman. He is an active investor and board member focusing on technology market opportunities. Mr. Gyenes also serves on the boards of IntraLinks, Inc., a global provider of virtual data rooms; RealPage, Inc., a provider of web-based property management software; Carbonite, a global provider of cloud based file backup and recovery solutions, and is a Trustee Emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes previously served on the boards of Epicor (until 2016), EnerNOC Inc. (until 2015), Cimpress NV (until 2015), Lawson Software, Inc. (until 2011), Netezza Corporation (until 2010), Bladelogic, Inc. (until 2008), webMethods, Inc. (until 2007) and Applix, Inc. (until 2007). He served as Chairman and CEO of Ascential Software, as well as of its predecessor companies VMark Software, Ardent Software, and Informix, and led its growth into the data integration market leader from 1996 until it was acquired by IBM in 2005. Previously,

Mr. Gyenes served as President and CEO of Racal InterLan, Inc., and in executive positions at Data General Corporation, Encore Computer Corporation, and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. He is a graduate of Columbia University where he received both his B.A. in mathematics and his M.B.A. degree. Mr. Gyenes was awarded the 2005 New England Region Ernst & Young Entrepreneur of the Year award in Software. We believe Mr. Gyenes’ qualifications to serve on our Board of Directors include his decades of leadership roles for global technology companies, including his positions as a chief executive officer and director, as well as his proven ability to bridge strategy with operational excellence and his experience with mergers and acquisitions.

Richard Jones, 65, joined Pegasystems in October 1999, serving as President and Chief Operating Officer until September 2002. Mr. Jones was a part-time employee of Pegasystems from July 2002 to July 2007. Mr. Jones was elected a Director of Pegasystems in November 2000, and served as Vice Chairman from September 2002 to July 2007. In July 2011, he was elected a member of our Compensation Committee and of our Nominating Committee. Mr. Jones also serves on the Board of Directors of Western Oncolytics LLC, a private company which develops novel therapies for cancer. From 1995 to 1997, Mr. Jones served as a Chief Asset Management Executive and member of the Operating Committee at Barnett Banks, Inc., which at the time was among the nation’s 25 largest banks. He served as Chief Executive Officer of Fleet Investment Services, a brokerage and wealth management organization from 1991 to 1995. His prior experience also includes serving as Executive Vice President with Fidelity Investments, an international provider of financial services and investment resources, and as a principal with the consulting firm of Booz, Allen & Hamilton. Since June 1995, Mr. Jones has served as Chairman of Jones Boys Ventures, a retailer. Mr. Jones also serves as a director of Buyers Access, LLC, a purchasing and cost control specialist for the housing market, as well as Colo5, LLC, an independent data center operator, and is currently a Trustee of Episcopal High School Foundation in Jacksonville, Florida. Mr. Jones holds an undergraduate degree from Duke University, with majors in both economics and management science. He also holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. We believe Mr. Jones’ qualifications to serve on our Board of Directors include his two decades of executive management, his financial expertise and business acumen, and his experience gained while serving as Pegasystems’ President and Chief Operating Officer.

Steven Kaplan, 61, has been a Director of Pegasystems since August 1999. In December 2000, he was elected a member of our Audit Committee, and served as its Chair until January 2017; in April 2004, he was elected a member of our Nominating Committee; and he served on our Compensation Committee from May 2014 to January 2017. Mr. Kaplan has served as a general partner of Riverside Partners, LLC, a private equity firm, since October 2006. He has been President of Kaplan Advisors LLC, a financial and strategy consulting firm, since January 2004. He was a Managing Director of The Audax Group, a private equity and venture capital firm, from January 2000 until December 2003. From 1998 to 2000, Mr. Kaplan was affiliated with Texas Pacific Group, a private equity firm, and he served as President, Chief Operating Officer and Chief Financial Officer of Favorite Brands International Holding Corp., a confectionery company controlled by Texas Pacific Group. From 1996 to 1997, Mr. Kaplan was Executive Vice President and Chief Financial Officer of the Coleman Company, Inc., an international manufacturer of camping, outdoor recreation and hardware equipment. Mr. Kaplan holds an M.S. in management, a B.S. in electrical engineering and computer science, and a B.S. in management science from the Massachusetts Institute of Technology. We believe Mr. Kaplan’s qualifications to serve on our Board of Directors include his significant business and operational experience, including positions as a chief financial officer and director for several companies, as well as his experience with mergers and acquisitions.

Dianne Ledingham, 54, has been a Director of Pegasystems since September 2016. In January 2017, she was elected a member of the Compensation Committee and the Nominating Committee. Ms. Ledingham is a director in Bain & Company’s Boston office, a leader in Bain’s Customer Strategy & Marketing practice, and a senior partner in the firm’s Telecom, Media and Technology practices. During her more than 25 year tenure at Bain, Ms. Ledingham has built extensive sales effectiveness experience across a range of industries. In addition, Ms. Ledingham has had several governance roles at Bain including serving on Bain’s Board of Directors

(until 2015), serving on Bain’s Global Compensation and Promotion Committee, including as elected Chair, and is currently serving on Bain’s Global Nominating Committee. Additionally, Ms. Ledingham is currently serving as the Board Chair of City Year Boston, as well as Treasurer on the board of Ventures for Hope. Ms. Ledingham holds a degree in electrical engineering with honors from Brown University and an M.B.A. degree with distinction from Harvard Business School. We believe Ms. Ledingham’s qualifications to serve on our Board of Directors include her significant business and marketing experience, including her experience as the founding global leader for Sales and Channel Effectiveness within Bain’s Customer Strategy and Marketing practice.

James O’Halloran, 84, has been a Director of Pegasystems since 1999. In November 2004, he was elected a member of our Audit and Nominating Committees, and in January 2017, he was elected Chair of our Audit Committee. In April 2005, he was elected a member of our Compensation Committee on which he served until January 2017. From June 1999 to August 2001, Mr. O’Halloran was the Senior Vice President, Chief Financial Officer, Treasurer, and Secretary of Pegasystems. From 2004 to 2009, Mr. O’Halloran served as a director and as the Chairman of the Audit Committee of Omtool, Ltd., a software firm focusing on electronic business document exchange systems. From 1991 to 1999, he served as President of G & J Associates, Ltd., a financial consulting firm. From 1956 to 1990, he was with the international accounting firm of Arthur Andersen LLP, serving as an audit partner from 1967 to his retirement in 1990. From August 2002 to February 2004, Mr. O’Halloran served as President and Chief Operating Officer of FabTech Industries of Brevard, Inc., a certified supplier of precision components for the aerospace, defense, medical, fuel cell, and high tech industries. Mr. O’Halloran holds degrees in business administration and accounting from Boston College. We believe Mr. O’Halloran’s qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters for global organizations, including his past service as Pegasystems’ Chief Financial Officer and as an audit partner for more than two decades with Arthur Andersen LLP.

Sharon Rowlands, 58, has been a Director of Pegasystems since April 2016. In January 2017, she was elected a member of the Nominating Committee and as the Chair of our Compensation Committee. Ms. Rowlands has served as the Chief Executive Officer and member of the board of ReachLocal, Inc., an Internet-based advertising and marketing company which specializes in search engine marketing, marketing analytics, and display advertising, since 2014. Ms. Rowlands has more than 20 years of experience serving small to enterprise level businesses in leadership roles. From 2011 to 2013, she was the Chief Executive Officer and member of the board of Altegrity, Inc., which provides security and risk management solutions to government and commercial clients. From 2008 to 2011, Ms. Rowlands was the Chief Executive Officer of Penton Media, Inc., a business-to-business information provider producing more than 110 magazines and associated websites, and about 60 industry events. From 1997 to 2008, Ms. Rowlands held a variety of roles including Chief Executive Officer from 2005 to 2008, at Thomson Financial Inc., a provider of market and securities data and other financial services for brokerages, investment bankers, traders, and other investment professionals. Additionally, Ms. Rowlands previously served on the boards of Omgeo LLC (until 2008), Automatic Data Processing, Inc. (until 2011), and Constant Contact, Inc. (until 2014). Ms. Rowlands holds a B.A. in History from University of Newcastle, Newcastle-Upon-Tyne and a Postgraduate Certificate in Education from Goldsmiths, University of London. We believe Ms. Rowland’s qualifications to serve on our Board of Directors include her extensive leadership experience, including positions as Chief Executive Officer and member of the board for ReachLocal, Inc., and as a director for several public and private companies.

Alan Trefler, 61, a founder of Pegasystems, has served as Chief Executive Officer and Chairman of the Board of Directors since Pegasystems was organized in 1983. Prior to 1983, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a B.A. degree in economics and computer science from Dartmouth College. We believe Mr. Trefler’s qualifications to serve on our Board of Directors include his extensive experience in the software industry, including as our founder, Chief Executive Officer, and Chairman of our Board of Directors since the Company’s inception in 1983.

Larry Weber, 61, has been a Director of Pegasystems since August 2012. In May 2013, he was elected a member of our Compensation and Nominating Committees, and in January 2015, he was elected Chair of our

Nominating Committee. Mr. Weber has served as the Chief Executive Officer and Chairman of the Board of Racepoint Global, Inc., a digital marketing services ecosystem of marketing service companies organized to help chief marketing officers in their role as builders of communities and content aggregators, since he founded the company in September 2004. From 2011 to 2013, Mr. Weber also served on the board of Avectra, a provider of web-based association management software (AMS) and social CRM software. In 2001, Mr. Weber founded Weber Shandwick, one of the largest public relations agencies in the world. He also served on the board of Vertro, Inc., an online advertising and search company, from June 2005 to March 2012, and as its Chairman from April 2006 to March 2012. Mr. Weber is also a co-Founder and Chairman of the Board of the Massachusetts Innovation & Technology Exchange (MITX), one of the largest interactive advocacy organizations in the world. Mr. Weber has authored four books: Marketing to the Social Web: How Digital Customer Communities Build Your Business; Everywhere: Comprehensive Digital Business Strategy for the Social Media Era; Sticks and Stones: How Digital Business Reputations are Built Over Time and Lost in a Click; and The Provocateur: How a New Generation of Leaders are Building Communities, Not Just Companies. Mr. Weber holds a B.A. in English from Denison University, Ohio and an M.F.A. in Writing and Literature from Antioch College, Oxford. We believe Mr. Weber’s qualifications to serve on our Board of Directors include his extensive experience in the global marketing and public relations industry, including positions as founder and Chairman of the Board for Racepoint Global, Inc., and as a director for several companies.

William Wyman, 79, has been a Director of Pegasystems since June 2000. In December 2000, he was elected a member of our Audit Committee and served until June 2010. Mr. Wyman rejoined the Audit Committee in January 2017. In April 2004 he was elected a member of our Nominating Committee, and in June 2006 he was elected a member of our Compensation Committee and served until January 2017. In 2001, Mr. Wyman served as the Chief Executive Officer of Predictive Systems, Inc., a systems consulting and installation company. In 1984, Mr. Wyman co-founded Oliver Wyman and Company, a management consulting firm serving large financial institutions. He served as Managing Partner until 1995, when he became a counselor to chief executives of several companies, and a director for a number of companies in the technology and financial sectors. Mr. Wyman serves as a director of Castle Harlan, a private equity firm; Sprout Group, a private equity firm; and Allston Holding LLC, a private proprietary trading firm. From 2005 to 2009, he served as a director and member of the Audit Committee of Datascope Corp., a public company that manufactures medical devices. In 2014, Mr. Wyman joined ProMIS Neurosciences, Inc. (formerly Amorfix Life Sciences) as Chairman of the Board. He currently serves as Chair on their Audit Committee as well as on the Compensation Committee. ProMIS Neurosciences is a product development company focused on diagnostics and therapeutics for misfolded protein diseases. Prior to 1984, Mr. Wyman was a senior partner at Booz, Allen & Hamilton, where he served as President of the Management Consulting Group and head of the Financial Industries Practice. Mr. Wyman holds a degree in economics with honors from Colgate University and an M.B.A. degree from Harvard Business School. We believe Mr. Wyman’s qualifications to serve on our Board of Directors include his extensive experience as a strategic advisor to technology companies and his executive leadership roles, as well as a director of several other companies.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Pegasystems is managed for the long-term benefit of its stockholders, and we are committed to maintaining sound corporate governance principles. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the existing and proposed rules of the SEC, and the listing standards of Nasdaq. We have adopted policies and procedures that we believe are in the best interests of Pegasystems and our stockholders. In particular, we have the following policies and procedures:

Declassified Board of Directors. We have a declassified Board of Directors and our Amended and Restated Bylaws provide for one-year terms for our Directors. All of our Directors will stand for re-election to one-year terms at this Annual Meeting.

Majority Voting for Election of Directors. Our Amended and Restated Bylaws provide for a majority voting standard in Director elections, so a nominee is elected to the Board of Directors if they receive a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares of common stock.

No Hedging Policy. Pursuant to our Insider Trading Policy we prohibit all hedging transactions or short sales involving Company securities by our Directors and employees, including our executive officers.

We have adopted an updated written Code of Conduct that applies to our Board of Directors and all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and to persons performing similar functions. You can access the current charters for our Audit Committee, Compensation Committee, and Nominating Committee and our Code of Conduct in the “Governance” section of our website at www.pega.com or by contacting:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary

Phone: (617)  374-9600

Determination of Independence

A majority of our Directors must be “independent directors” as defined by Nasdaq Rule 5605(a)(2). Our Board of Directors has determined that each of our non-employee Directors qualifies as an “independent director” because none of them is an executive officer or employee or an individual who has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of their independent judgment in carrying out the responsibilities of a Director. Therefore, our Board of Directors has determined that each of these Directors is an “independent director” as defined under Nasdaq Rule 5605(a)(2). There were no other transactions, relationships, or arrangements not disclosed in this proxy statement that were relevant to the independence of the persons serving as members of our Board of Directors in 2016.

Board Leadership Structure and Risk Oversight

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance, rather than directing day-to-day operations. The Board’s primary responsibility is to oversee the management of Pegasystems and, in so doing, serve the best interests of Pegasystems and its stockholders. The

Board selects, evaluates, and provides for the succession of executive officers and, subject to stockholder election each year at our annual meeting, Directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on us. Management keeps the Board informed of Company activity through regular written reports and presentations at Board and committee meetings.

As part of our corporate governance process, our Board of Directors oversees the risk management process for the Company, which provides further checks and balances to our leadership structure. The Board receives reports from members of senior management on the functional areas for which they are responsible. Such reports may include operational, financial, sales, competitive, legal and regulatory, compliance, strategic and other risks, as well as any related management and mitigation. In addition, as part of its core functions, the Audit Committee reviews our internal audit, business, and financial controls in collaboration with our senior management, including our compliance officers and our Senior Director of Internal Audit.

Since our inception in 1983, Mr. Trefler, the Company’s founder, has served as Chairman of our Board of Directors and as our Chief Executive Officer. We believe our leadership structure, which is often adopted by other public companies in the United States, has been effective for the Company, as evidenced by our solid performance and continued growth. We believe a combined Chairman and Chief Executive Officer, along with independent Board committees and a largely independent Board, provides balanced leadership for the Company. The Company does not have a lead independent director.

In his dual capacity as both Chairman and Chief Executive Officer, Mr. Trefler provides a strong vision and voice for leading and representing the Company to others, which provides cohesive management and reduces risk of confusion or redundant undertakings or messages. Mr. Trefler effectively serves as a bridge between our Board of Directors and the Company. As our founder, Mr. Trefler has guided the Company during more than three decades of growth. As such, he is most familiar with the Company’s operations and best suited to lead it into the future.

Director Candidates

Our stockholders may recommend candidates to the Board of Directors for inclusion in the slate of nominees which the Board recommends to our stockholders for election. The qualifications of recommended candidates will be reviewed by our Nominating Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a Director by the stockholders, the name will be included in our proxy card for the stockholders meeting at which his or her election is recommended.

Stockholders may recommend individuals for the Nominating Committee to consider as potential Director candidates by submitting their names and background to the “Pegasystems Inc. Nominating Committee” c/o Pegasystems Inc., One Rogers Street, Cambridge, MA 02142-1209, Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary. The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating Committee to identify and evaluate candidates includes requests to our Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate those candidates, by following substantially the same process, and applying the same criteria, as for new candidates submitted by our Directors.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended Director nominees, including candidates recommended by stockholders, the Nominating Committee will apply the criteria appended to the Nominating Committee’s charter. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest, and ability to act in the interest of all stockholders. Although the Company does not have a formal policy regarding diversity, the value of diversity is also considered, and the Nominating Committee charter specifically dictates that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The Nominating Committee considers diversity in the broadest sense, encompassing also director experience, professions, skills, and background.

The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. More specific information regarding each Director nominee’s qualifications can be found in the preceding “Election of Directors” section of this proxy statement. No Director candidate was recommended to us by any beneficial owner of more than 5% of our common stock.

Stockholders also have the right to directly nominate Director candidates, without any action or recommendation on the part of the Nominating Committee. Our Amended and Restated Bylaws specify the requirements relating to the timing and the content of the notice that stockholders must provide to the Secretary for a Director nomination to be properly presented at a stockholder meeting. See the section entitled “Information about the Annual Meeting and Voting – How and when may I submit a stockholder proposal for the 2018 Annual Meeting?” above.

Communications from Stockholders and Other Interested Parties to the Board

The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Board of Directors will, with the assistance of our Secretary, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other Directors as he considers appropriate.

Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Board of Directors

c/o Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, Chief Commercial Officer, General Counsel, and Secretary

Board Meetings

The Board of Directors met seven times in 2016. During 2016, each of our Directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which such Director was a member. Executive sessions of non-employee Directors are held periodically each year, generally in conjunction with regularly scheduled meetings of the full Board. Any non-employee Director can request that an additional executive session be scheduled.

It is our policy that Directors should attend annual meetings of stockholders. All of the Directors attended the 2016 Annual Meeting of Stockholders, except for Dianne Ledingham who was appointed to the Board of Directors on September 9, 2016.

Board Committees

The Board of Directors has standing Audit, Compensation, and Nominating Committees. Each committee has a charter that has been approved by the Board. Copies of the charters are posted in the “Governance” section of our website at www.pega.com. Each committee reviews the appropriateness of its charter and performs a self-evaluation periodically. All members of the committees are non-employee Directors. Mr. Trefler is the only Director who is an employee and, as such, is not a member of any of the committees. The Board of Directors has determined that all members of the three standing committees are “independent directors” as defined under Nasdaq Rule 5605(a)(2), and, in the case of the Audit Committee, as further defined under Nasdaq Rule 5605(c)(2), and, in the case of the Compensation Committee, as further defined under Nasdaq Rule 5605(d)(2). Membership on each standing committee is reflected on the chart below.

COMMITTEE MEMBERSHIP

	Audit Committee		Compensation Committee		Nominating Committee
Alan Trefler
Peter Gyenes	X				X
Richard Jones			X		X
Steven Kaplan	X				X
Dianne Ledingham			X		X
James O’Halloran	X	(C)			X
Sharon Rowlands			X	(C)	X
Larry Weber			X		X	(C)
William Wyman	X				X

(C)	Denotes Committee Chair.

Audit Committee

We have a standing Audit Committee of the Board of Directors. The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage any independent legal, accounting, or other advisors that it deems necessary or appropriate to carry out its responsibilities. The Audit Committee was responsible for selecting and appointing Deloitte & Touche LLP, our independent registered public accounting firm, and did not retain any other advisors during 2016. The Board of Directors has determined that Mr. O’Halloran qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K. The responsibilities of our Audit Committee and its activities during 2016 are further described in the “Report of the Audit Committee” contained below. Our Audit Committee met six times during 2016.

Compensation Committee

We have a standing Compensation Committee of the Board of Directors. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and approves the salaries and bonuses of our other executive officers. The Compensation Committee, and its Section 162(m) subcommittee comprised of Mr. Weber, Ms. Ledingham, and Ms. Rowlands, also approves equity grants, within the guidelines established by our Board of Directors, to our named executive officers and employees. The responsibilities of our Compensation

Committee and its activities during 2016 are further described in the “Compensation Discussion and Analysis” and the “Compensation Committee Report,” each of which is contained below. Our Compensation Committee held four meetings during 2016.

Nominating Committee

We have a standing Nominating Committee of the Board of Directors. The purpose of the Nominating Committee is to identify qualified individuals as needed to become Directors and to recommend to the Board the persons to be nominated by the Board for election as Directors at the annual meeting of stockholders. The Nominating Committee is authorized to retain any such advisors or consultants it deems necessary or appropriate to carry out its responsibilities. For information relating to nominations of Directors by our stockholders, see “Director Candidates” above. Our Nominating Committee held two meetings in 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, during 2016 there were no transactions involving more than $120,000, nor are any proposed, between the Company and any executive officer, Director, beneficial owner of 5% or more of our common stock or equivalents, or any immediate family member of any of the foregoing, in which any such persons or entities had or will have a direct or indirect material interest. Leon Trefler, the brother of our Chairman and Chief Executive Officer, Alan Trefler, serves as the Company’s Senior Vice President, Global Customer Success.

Our Board of Directors adopted a Related Person Transaction Policy, which can be found on the “Governance” section of our website at www.pega.com. The policy mandates that the Company enter into or ratify a related person transaction only when the Company’s Board of Directors, or a committee thereof, acting in accordance with the policy, determines that the transaction is either in, or is not inconsistent with, the best interest of the Company and its stockholders. A “related person transaction” for these purposes is defined in the policy to include any transaction or relationship (involving an amount expected to exceed $120,000) between the Company and an individual or entity defined as a “related person” in the policy. Approval or ratification of a related person transaction may be conditioned by the Board, or committee thereof, directing the related person or the Company to take certain actions to narrow the scope of the relationship, such as: requiring the related person to resign from, or change position within an entity involved in the related person transaction; assuring that the related person not be directly involved in negotiating the terms of the related person transaction; limiting the duration or magnitude of the related person transaction; or requiring that information about the related person transaction be documented and delivered to the Board or committee on an ongoing process.

DIRECTOR COMPENSATION

Non-employee Directors are paid an annual cash retainer of $55,000 upon election and receive an annual equity grant of $125,000, typically issued on the date of the Company’s annual meeting of stockholders (the “Annual Equity Grant”). The Annual Equity Grant is granted in the form of restricted stock units with twenty-five percent vesting on the grant date and an additional twenty-five percent vesting each quarter thereafter. Prior to May 18, 2016, the Annual Equity Grant was granted in the form of unrestricted common stock.

Additionally, we pay an annual cash retainer (paid in quarterly installments) to non-employee Directors serving on the Audit and Compensation Committees: $10,000 to each Audit Committee member; $20,000 to the Audit Committee Chair; $6,000 to each Compensation Committee member; and $8,000 to the Compensation Committee Chair.

In addition to the above, we also offer to reimburse non-employee Directors for expenses incurred in attending Board, committee or other Company meetings. Alan Trefler is our only Director who is also an employee. He receives no compensation for his service as a Director.

The following table provides the total compensation earned by each non-employee Director in 2016.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Peter Gyenes	65,000(2)	125,000	—	—	—	—	190,000
Richard Jones	61,000(3)	125,000	—	—	—	—	186,000
Steven Kaplan	81,000(4)	125,000	—	—	—	—	206,000
Dianne Ledingham	38,000(5)	86,300	—	—	—	—	124,300
James O’Halloran	73,000(6)	125,000	—	—	—	—	198,000
Sharon Rowlands	63,900(7)	145,100(8)	—	—	—	—	209,000
Larry Weber	61,000(3)	125,000	—	—	—	—	186,000
William Wyman	61,000(3)	125,000	—	—	—	—	186,000

(1)	These amounts reflect the dollar amount of the aggregate grant date fair value of awards granted in 2016, in accordance with FASB ASC Topic 718. As of December 31, 2016, all Directors held 1,150 unvested RSUs from the June 2016 Board of Directors award, except Ms. Ledingham, who held 1,097 unvested RSUs from the award she received when she joined the Board of Directors in September 2016.
(2)	Consists of Board retainer fees of $55,000 and committee retainer fees of $10,000.
(3)	Consists of Board retainer fees of $55,000 and committee retainer fee of $6,000.
(4)	Consists of Board retainer fees of $55,000 and committee retainer fees of $26,000.
(5)	Consists of Board retainer fees of $38,000. Ms. Ledingham was appointed to the Board of Directors on September 9, 2016, and her annual retainer fee was prorated accordingly.
(6)	Consists of Board retainer fees of $55,000 and committee retainer fees of $18,000.
(7)	Consists of Board retainer fees of $55 000 with approximately $8,900 in additional Board retainer fees that Ms. Rowlands earned for her service from her appointment on April 13, 2016 until her election on June 10, 2016.
(8)	Amount includes the fair value of awards granted to Ms. Rowlands for her service to the Board of Directors from her appointment on April 13, 2016 until her election on June 10, 2016, all of which have vested.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is including in this proxy statement a non-binding, advisory vote on the compensation of our executive officers in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

As described in the “Compensation Discussion and Analysis” section of this proxy statement, as well as in the tables set forth in the “Executive Compensation” and the “Compensation Practices Risk Assessment” sections, we seek to align the interests of our named executive officers with our stockholders. Our named executive officers, and most other Company employees, are also stockholders or hold options to become stockholders or restricted stock units. Our compensation programs contain elements of fixed and variable compensation and are designed to reward our executive officers for achieving short-term and long-term corporate goals, while avoiding the encouragement of excessive risk. This non-binding advisory vote is intended to address the overall compensation of our named executive officers and our executive compensation program rather than any specific elements.

Although this vote is advisory in nature and, as such, will not be binding on the Company, our Board of Directors and our Compensation Committee will consider the outcome of the vote in evaluating its executive compensation program. Therefore, the Company is asking its stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers, as described in this proxy statement, including in the ‘Compensation Discussion and Analysis,’ compensation tables, and narrative discussion included therein.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as described in this proxy statement, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section describes the material elements of our compensation programs for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and our principal financial officer) who were our next most highly compensated executive officers during 2016 (the “Named Executive Officers”). All of the Named Executive Officers, listed below, held their positions as of December 31, 2016.

•	Alan Trefler, our Chairman of the Board of Directors and Chief Executive Officer (principal executive officer);

•	Kenneth Stillwell, our Chief Financial Officer and Chief Administrative Officer (principal financial officer);

•	Douglas Kra, our Senior Vice President, Global Customer Success;

•	Michael Pyle, our Senior Vice President, Engineering; and

•	Leon Trefler, our Senior Vice President, Global Customer Success.

This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”) arrives at specific compensation decisions and policies.

Our executive compensation is designed to reward performance by our executives and to align the interests of our executives with our stockholders. For 2016, our executive compensation program included the following elements of fixed and variable compensation:

•	Base salary;

•	Annual bonuses tied to the achievement of corporate goals (our Corporate Incentive Compensation Plan);

•

Additional individual incentive compensation tied to the achievement of individual, business unit, and/or corporate goals by our executive officers, the attainment of which supports the Company’s achievement of its corporate goals;

•	Equity awards comprised of both stock options and restricted stock units (“RSUs”) that vest over time; and

•	Other perquisites.

The Board and the Committee believe that the Company’s performance-based executive compensation program effectively correlates pay with performance, and, in doing so, aligns the interests of our stockholders and executives. The program ties significant variable compensation, such as annual bonus opportunities, as well as equity awards, with the Company’s achievement of its corporate goals. By linking executive compensation with corporate performance, our executive compensation program promotes stockholder value and the Company’s continued growth and success.

Advisory Vote on Executive Compensation, “Say on Pay”

In 2015 and 2016, pursuant to the Dodd-Frank Act, we conducted an advisory vote of our stockholders on our executive compensation program for our Named Executive Officers, sometimes called “Say on Pay.” Each year, our stockholders have overwhelmingly approved our executive compensation programs with more than 80% of the votes entitled to be cast at our 2015 and 2016 Annual Meetings voting to adopt our “Say on Pay” resolution. We value the feedback of our stockholders. As a result, our compensation program continues to be modeled on the same principles that received the strong support of our stockholders in the past two years.

Oversight of Compensation Programs

The Compensation Committee. The Compensation Committee oversees all of the compensation programs that we offer to our executive officers. In 2016, the Compensation Committee’s schedule of meetings, as well as the agenda items for those meetings, was established by our Senior Vice President of Human Resources, Jeffrey Yanagi, with input from the Chair of the Compensation Committee, James O’Halloran, and our Chief Executive Officer, Alan Trefler. During 2016, the Compensation Committee met four times. At those meetings, the Compensation Committee addressed the following matters, among others: discussion and review of the compensation paid to the Company’s executive officers, including review and approval of the 2016 base salaries, target bonuses and the Corporate Incentive Compensation Plan (“CICP”) for executive officers; review of the Company’s 2016 strategic goals and achievement of 2015 strategic goals; analysis and approval of the bonus payments under the 2015 Corporate Incentive Compensation Plan; review and approval of the 2016 CICP, including approval of the 2016 CICP RSU grants; review and approval of base salary increase budgets for Company employees; and approval of all grants of stock options and RSUs to employees of the Company. In 2014, the Compensation Committee established a Section 162(m) subcommittee to consider and approve certain performance-based executive compensation. The 162(m) subcommittee is comprised of Mr. Weber, Ms. Ledingham, and Ms. Rowlands, all of whom qualify as outside directors under the provisions of Section 162(m) of the Internal Revenue Code (the “Code”). Ms. Rowlands has also served as the Chair of the Compensation Committee since January 2017.

To facilitate the Compensation Committee’s review of each of the elements of the compensation paid to the executive officers, and to assist with the Committee’s determination of compensation for 2016, management provided the Compensation Committee with “tally sheets.” These tally sheets detailed each executive officer’s total compensation in 2015, including the cash value of each element of that total compensation, including salary, bonus, additional incentives, equity awards, the Company’s 401(k) plan match contribution, Company-paid parking, and Company-paid health, dental, and other insurance premiums. The Compensation Committee also considered more detailed information regarding the equity components of executive compensation, including the total value of outstanding “in-the-money” vested stock options and unvested stock options and RSUs and the retention value of such awards. Additionally, the Committee also reviewed organizational data for each executive officer, including the number of employees in each executive officer’s department and the level of responsibility of such employees, to gain a more detailed understanding of the scope of responsibility of each executive officer in determining that executive officer’s compensation.

The Compensation Committee considers the data provided on the tally sheets and the organizational summaries, along with benchmarking information for the role of each executive officer, as further detailed in the “Objectives of Compensation Programs, Benchmarking” section below, when setting executive compensation for the year. The Compensation Committee uses this information to ensure that the total amount of compensation paid to the executive officers is consistent with the Company’s compensation philosophy, rather than focusing only on the base salaries and bonuses of the executive officers.

Compensation and Other Consultants. In 2016, the Company’s management continued to utilize Arthur J. Gallagher & Co. and The Kelliher Group of Morgan Stanley for consulting services related to the Company’s 401(k) defined contribution plan. Arthur J. Gallagher & Co. assisted with benefit plan design, vendor assessment, cost considerations, and plan oversight, while members of The Kelliher Group participated in meetings of the Company’s Retirement Committee (which is composed of representatives from the Company’s Finance and Human Resources departments), and provided fund guidance and regulatory updates.

The Compensation Committee may retain the services of compensation advisors for the purposes of assisting in the determination of executive compensation, and it has the budgetary authority to hire such advisors as it deems necessary, although it did not do so in 2016. The Compensation Committee does not currently engage its own outside consultant for advice, because its members are comfortable with the benchmarking data and other supporting information provided by the Company’s management and believes they are adequately experienced and equipped to address the relevant issues and provide appropriate executive compensation market data. The Compensation Committee also believes that outside consultants are unnecessary at this time, because our executive officers’ compensation is primarily composed of base salary, bonus, and stock option and RSU grants, and does not include more complex elements such as deferred compensation plans.

Role of Executives in Establishing Compensation. In 2016, our Human Resources Department, led by Mr. Yanagi, researched appropriate types and levels of compensation for our executive officers and created preliminary recommendations that were presented to Alan Trefler. Mr. Trefler reviewed that data and presented his recommendations to the Compensation Committee in executive session to determine final compensation for our executive officers. Mr. Trefler, along with Mr. Yanagi and other members of the Company’s Human Resources management team, attended meetings of the Compensation Committee as required.

The Compensation Committee may form and delegate its authority to one or more subcommittees of members of the Compensation Committee as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member of the Compensation Committee). The Compensation Committee generally does not delegate decisions regarding the compensation of executive officers to management, except that the attainment of each executive officer’s annual cash bonus is tied to that individual’s level of contribution to the Company’s strategic goals as determined by Mr. Trefler in consultation with the Committee and as further described below in this “Compensation Discussion and Analysis” section.

Additionally, Leon Trefler and Mr. Kra, our Senior Vice Presidents, Global Customer Success, will be provided an opportunity in 2017, as they have in past years, to receive additional performance-based compensation tied to the attainment of individual, business unit, and/or corporate goals established by Alan Trefler, as further described below in this “Compensation Discussion and Analysis” section.

Objectives of Compensation Programs

Compensation Philosophy. The objective of our executive compensation program is to align executive compensation with the achievement of the Company’s strategic and financial goals. The program focuses on long-term indicators of the underlying success of our business, rather than on ancillary indicators such as our stock price or earnings per share that may be influenced by other factors and may not necessarily demonstrate the underlying success of our business. Pegasystems’ compensation philosophy is built upon principles of internal equity with respect to each executive’s role relative to others within the Company, external competitiveness, recognition of performance against short and long-term goals, and the sharing of success. Therefore, the Company’s compensation program is primarily focused on internal and external benchmarking, and the level of attainment of target goals, most of which are shared goals relating to the Company’s overall performance.

Our compensation program is designed to reward superior performance by our executive officers. In measuring the contribution of the executive officers to the Company, the Committee considers their performance relative to the applicable unit goals such as license signings, profit margins, additional financial metrics, and other specific objectives set by management. While compensation surveys are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual and Company performance. Therefore, the

Committee applies its judgment when reconciling the program’s objectives with the realities of retaining valued employees.

Benchmarking. In making compensation decisions, management and the Compensation Committee compare each element of total cash compensation against a peer group of business-to-business software companies that the Compensation Committee believes compete with the Company for executive talent and have similar present and/or projected revenue. In general, the Compensation Committee targets total cash compensation, consisting of base salary and bonuses (“Total Cash Compensation”), to the Company’s executive officers that is within the range of the 50th to 75th percentile of the Total Cash Compensation paid to the executive officers of the benchmark companies, with the exception of our Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant stockholder of the Company.

We believe that it is helpful to utilize data from a very wide array of comparable companies in order to determine the best pay scales to apply to our executive compensation program. The Company primarily considered data from Radford, which the Company believes to have the most relevant and comprehensive data for this purpose.

Generally, the Radford surveys included data and breakout information from software companies based upon annual revenue. The surveys analyze compensation data from several hundred technology companies and provide specific data based on each executive officer’s role. Generally, the Company’s primary benchmarks are from software companies with annual revenue ranging from $200 million to $1 billion, which we believe is the most relevant benchmark data for the Company’s executive compensation program. In addition, we also review data from technology companies with annual revenue ranging from $1 billion to $3 billion, as we believe this accurately represents the companies from where we attract talent.

In 2016, the Company also utilized Comptryx as a secondary market data source for benchmarking purposes. In reviewing the Comptryx data, the Company focused on benchmarking against companies with annual revenue from $500 million to less than $2 billion. Data from both Radford and Comptryx were considered when evaluating 2016 executive compensation.

In addition to the standard benchmarking industry surveys mentioned above, the Company also reviews compensation practices of a select group of similar companies, which are benchmarked through the use of proxy statements, because one or more of the following applies: (a) they are of comparable size and revenue; (b) they are in a comparable industry; or (c) they are within our geographic market. The list of companies below was used as our compensation benchmarking peer group for developing our 2016 compensation program for our executive officers:

Akamai Technologies	Aspen Technology	Avid Technology

Fair Isaac Corporation	Guidewire Software, Inc.	Microstrategy

Netsuite	Nuance Communications	PTC—Parametric Technology

Progress Software	Qlik Technologies, Inc.	RealPage, Inc.

Salesforce.com	Splunk	Virtusa Corp.

The Company’s senior management uses this benchmarking data to establish the recommended levels of compensation for the executive officers in a manner consistent with the Company’s compensation philosophy, and the Compensation Committee uses this data to determine whether those recommended levels of compensation are reasonable and consistent with the goal of providing Total Cash Compensation that is targeted within the 50th to 75th percentile of the Total Cash Compensation paid to the executive officers of the benchmark companies. In 2016, the target Total Cash Compensation of the Company’s Named Executive Officers generally fell within that range, with the exception of the Company’s Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant stockholder of the Company.

Elements of Compensation

Elements of compensation for our executive officers consist of the following: base salary; annual bonus tied to the achievement of corporate goals; additional individual incentive compensation opportunities tied to the achievement of specific individual, business unit and/or corporate goals by our executive officers, the attainment of which supports the Company’s achievement of its corporate goals; equity awards comprised of both stock options and RSUs that vest over time; and other perquisites such as health, disability and life insurance, a match by the Company of 401(k) defined contribution plan contributions, and Company-paid parking. Further analysis and discussion of each element are described in the chart below and the discussion that follows.

Element	Objective	Fixed/Variable
Base Salary	Attract and retain highly qualified leaders with market-competitive compensation structure.	Fixed

Bonuses – Corporate Incentive Compensation Plan	Link pay with Company’s performance. Reward achievement of Company’s financial and strategic goals.	Variable

Additional Individual Incentive Compensation	Link pay with individual, business unit and/or corporate performance. Reward achievement of specific goals.	Variable

Equity Awards (Stock Options and RSUs)	Link pay with Company’s long-term performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable

Other perquisites	Retain talent by providing financial protection and security.	Fixed

Base Salary. Cash compensation in the form of base salary is intended to reflect an executive’s knowledge, skills, and level of responsibility, as well as the economic and business conditions affecting the Company. In determining the salary of each executive officer, the Compensation Committee reviews compensation for comparable positions in other software companies and in other similarly-sized companies contained in published surveys or gleaned from the public disclosure filings of publicly-traded companies, as noted in the Benchmarking section above. As discussed above, the Compensation Committee’s approach in 2016 was that Total Cash Compensation for our executive officers should be targeted between the 50th and 75th percentile of the Total Cash Compensation for similarly situated executives in comparable companies with the exception of our Chief Executive Officer who is compensated below the 50th percentile. On average, the base salaries of the executive officers for 2016, other than the Chief Executive Officer, comprise approximately 58% of their target Total Cash Compensation, with the remainder provided in the bonus portion of such compensation. The base salary of the Chief Executive Officer is approximately 53% of his target Total Cash Compensation, due to his higher bonus percentage eligibility. Base salaries are set for our Named Executive Officers at a regularly scheduled meeting of our Compensation Committee in the first quarter of the year. The Committee also approves the bonus payments based on the prior year’s results and the target bonus levels for the current year.

Bonuses – Corporate Incentive Compensation Plan. Annual cash bonuses are intended to reward executive officers for the achievement of the Company’s financial and strategic goals. The mechanism that we use to determine whether, and to what extent, annual cash bonuses are paid to our executive officers is the CICP for executive officers (the “Executive Incentive Plan”) that is approved by the Compensation Committee each year at a regularly scheduled meeting in the first quarter of the year.

For purposes of the Executive Incentive Plan, the performance goals are divided into two categories. The first category is comprised of the corporate financial goals related to revenue, license signings, and operating income, as approved by the Board of Directors in connection with establishing the Company’s annual budget, in the aggregate weighted at 70% of total achievement with, in 2016, qualified new license signings weighted at 45% of total achievement, annual revenue weighted at 15% and operating income weighted at 10%. The second category is comprised of the qualitative strategic goals as approved by the Board of Directors as part of the Company’s annual strategic planning, with the strategic goals in the aggregate weighted at 30% of total achievement. Together, these two categories make up a single performance target under the Executive Incentive Plan (the “Corporate Performance Target”).

The percentage achievement of the Corporate Performance Target (the “Funding Percentage”) determines the extent to which the Executive Incentive Plan is funded. The Executive Incentive Plan is funded with an amount equal to the aggregate target cash bonus amount for our Named Executive Officers multiplied by the Funding Percentage, except that if the Funding Percentage is less than 70% then the Executive Incentive Plan is not funded at all. In 2016, if the Corporate Performance Target had been exceeded, the percentage achievement of the Corporate Performance Target for purposes of funding the Executive Incentive Plan would have been deemed equal to 100% with an opportunity for an enhanced incentive as determined by the Board in its discretion.

Once the Funding Percentage is determined, the actual bonus payment for each executive officer is subject to adjustment to reflect each individual’s level of contribution to the Company’s strategic goals, as determined by the Compensation Committee. The Company’s strategic goals are established each year by the Company’s senior management team and describe the Company’s key operational initiatives related to target market leadership, front office product leadership, new-market growth, digital marketplace leadership, and operational excellence. The Chief Executive Officer assesses each executive officer’s contribution to the overall operational plan and to such executive officer’s specific functional unit. The Compensation Committee determines and approves executive officer compensation and has the discretion to modify individual payout amounts to reflect an individual’s performance.

The target bonus levels established for our executive officers represent management’s and the Compensation Committee’s assessment of a very high level of achievement of specific goals. Where target bonus levels relate to financial goals that are also the subject of our published financial guidance, these goals are generally established at levels that represent over-performance in relation to the guidance that we publish at the beginning of each calendar year. For 2016, the Funding Percentage was 88%, which was consistent with the Company’s level of achievement of the Corporate Performance Target for that year. The Funding Percentage was 100% for 2015 and 82% for 2014, which was consistent with the Company’s level of achievement of the Corporate Performance Target for those years.

Additional Individual Incentive Compensation. Additional cash incentives have historically been available to several executives other than our Chief Executive Officer based on the achievement of specific individual, business unit, and/or corporate performance goals established by Alan Trefler. In addition, in 2016, Leon Trefler and Mr. Kra, our Senior Vice Presidents, Global Customer Success, were eligible for sales incentive compensation related to the achievement of operational objectives set by our Chief Executive Officer.

Equity Awards. The Compensation Committee utilizes stock options and RSUs as long-term, non-cash incentives and as a means of aligning the long-term interests of executives and stockholders. In the case of stock options, this is because they do not become valuable to the holder unless the price of our stock increases above the fair market value of our stock on the date of grant. In the case of RSUs, an RSU delivers more value than a stock option to the holder if the price of our stock remains constant, but the value to the holder increases as our stock price increases over time.

Stock options deliver to the recipient a right to receive an option to purchase a specified number of shares of the Company’s common stock upon vesting, while RSUs deliver to the recipient a right to receive a specified number of actual shares of the Company’s common stock upon vesting. Unlike stock options, which require payment of the exercise price to purchase shares, RSUs do not require an additional payment by the executive officer at the time shares are issued. Therefore, RSUs provide value to our executives even if the Company’s stock price remains constant. Additionally, RSUs, while more expensive than options to the Company by approximately a two and a half to one ratio, can be more efficient based upon the benefit to the executive in comparison to the cost to the Company. RSU grants do not result in the same amount of dilution upon issuance to the Company’s investor ownership as that caused by stock options, because the same incentive associated with options can be provided to the executive with RSUs, but with fewer shares ultimately issued. In determining the value of equity grants to recipients, the Company values its RSUs at the fair value of our common stock on the grant date, which is the closing price of our common stock on that date, less the present value of expected dividends, as the executive officers or other employees are not entitled to dividends during the requisite vesting period. The Company values its stock options using a Black-Scholes option valuation model. Equity awards for employees typically vest over a five-year period.

Executive officers and other employees may elect to receive 50% of their target incentive compensation under the Executive Incentive Plan in the form of RSUs instead of cash. In 2014 and in prior years, the number of RSUs receivable by executive officers and other employees was determined by dividing 50% of his or her target incentive compensation by the closing price of the Company’s common stock on the date of grant. Beginning in 2015, the number of RSUs receivable by executive officers and other employees is determined by dividing 50% of his or her target incentive compensation by an amount equal to 85% of the closing price of the Company’s common stock on the date of grant.

If elected pursuant to the Executive Incentive Plan, the equity grant occurs during the open trading period following the public release of the Company’s financial results for the prior year and vests 100% on the first anniversary of the date of grant. This typically coincides with the cash payout date for all participants. Vesting is conditioned upon threshold funding of the Executive Incentive Plan, an acknowledgement by the employee of understanding the terms of the plan, and status as an active employee in good standing. If these conditions are not met, the equity grant does not vest and expires.

Equity Award Granting Practices. Executive officers, and most employees, have typically received an initial equity grant upon joining the Company. Grants to newly hired employees are determined based upon a target financial value associated with their job type, rather than a pre-determined number of options or RSUs based on an individual’s level of job responsibilities, which the Company believes improves our ability to more effectively communicate the value of equity grants to our employees. For all employee positions which are at the director level or above, equity grants are typically comprised of an equal mix of stock options and RSUs, with 50% of the target value granted in stock options and 50% in RSUs. For those employees who hold positions below the director level, equity grants are typically awarded in RSUs.

The Compensation Committee also makes periodic grants of stock options and RSUs to the executive officers, typically on an annual basis. The Committee evaluates the equity awards in the context of each executive officer’s total compensation, as well as when determining their annual base salaries and incentive cash compensation.

For periodic grants, the number of stock options and RSUs granted to an executive officer is determined by taking into consideration factors such as: (i) equity awards previously granted to the executive; (ii) the executive’s remaining equity awards exercisable and the value of those equity awards; (iii) the performance of the executive; (iv) the anticipated value that an executive will add to the Company in the future; (v) the target value, as discussed above; (vi) the retentive value of equity awards; and (vii) the equity awards in the context of each executive officer’s total compensation. The Company anticipates making periodic equity awards every 12 months in the future.

Other Perquisites. In addition to the elements of compensation discussed above, the Company offers the executive officers Company-paid parking at our home office location in Cambridge, Massachusetts, and contributions towards medical, dental, vision, life, accidental death and dismemberment, and disability insurance premiums. The Company does not offer deferred compensation of any kind, nor does it offer retirement benefits other than a 401(k) defined contribution plan. The Company typically matches 50% of contributions made by executive officers and other employees to the 401(k) plan, up to a cap of 50% of 6% of the executive officer’s or employee’s base salary.

Executive Incentive Plan

In March 2016, the Compensation Committee adopted the 2016 Executive Incentive Plan which covered the period from January 1 through December 31, 2016 (the “Incentive Period”). The 2016 Executive Incentive Plan was designed to establish a pool of funds to be available for making bonus payments to the executive officers if the Company achieved certain performance goals during the Incentive Period. The aggregate 2016 target cash bonus amount for our Named Executive Officers was $785,000 (the “Aggregate Target Bonus Amount”), which did not include the pro-rated target cash bonus for Mr. Stillwell, our Chief Financial Officer and Chief Administrative Officer, who joined the Company in July 2016. The target bonuses for the Named Executive Officers, with the exception of our Chief Executive Officer and our Senior Vice Presidents, Global Customer Success, represented 50% of the earned base salaries for those executive officers. For our Chief Executive Officer, the target bonus represented 90% of his earned base salary; and for each of our Senior Vice Presidents, Global Customer Success, the target bonus represented 30% of his earned base salary given their additional opportunities to earn cash compensation in the form of sales commissions as described further below. Based on the Company’s performance, the Board and Committee determined that the 2016 Funding Percentage would be 88%.

In January 2017, the Compensation Committee approved the 2017 Executive Incentive Plan. Under the 2017 Executive Incentive Plan, 45% of the plan funding will remain based on the attainment of bookings, or license signings, with 25% based on operating income, and 30% based on the attainment of strategic imperatives. Historically, the Committee has also approved a similar plan for the Company’s employees, with the exception of certain of our sales employees who are enrolled in a sales incentive commission plan.

Chief Executive Officer Compensation

The Compensation Committee believes that the Chief Executive Officer continued to perform at a high level in 2016, and that his performance is not reflected in his salary. The Chief Executive Officer’s comparatively low salary reflects his status as a significant stockholder in the Company, and, as such, his personal wealth is tied directly to sustained increases in the Company’s value.

Base Salary and Bonus. In 2016, the Chief Executive Officer’s salary was increased by 2.27% from $440,000 to $450,000, effective as of January 1, 2016. Under the 2016 Executive Incentive Plan the target bonus for the Chief Executive Officer was 90% of his earned base salary. In determining the Chief Executive Officer’s bonus for 2016, the Compensation Committee considered the factors described above and ultimately determined that he should be granted a bonus of $356,400 under the 2016 Executive Incentive Plan, representing a payment that is consistent with the 2016 Funding Percentage. Under the 2017 Executive Incentive Plan, the target bonus for the Chief Executive Officer will be 100% of his earned base salary.

No Equity. As has been the Compensation Committee’s past practice, no stock options or RSUs were granted to the Chief Executive Officer because of his already significant holdings of Company stock.

Compensation for Other Named Executive Officers

Base Salary. For 2016, the Compensation Committee authorized base salaries for our Named Executive Officers (other than our Chief Executive Officer) as follows:

Name	2016 Base Salary	2015 Base Salary	% Increase
Douglas Kra	$340,000	$330,000	3.03%
Michael Pyle	$352,000	$335,000	5.07%
Kenneth Stillwell	$400,000	N/A	N/A
Leon Trefler	$340,000	$330,000	3.03%

The base salaries of the Named Executive Officers were increased effective January 1, 2016. Mr. Stillwell, our current principal financial officer, joined the Company in July 2016.

Bonuses – Corporate Incentive Compensation Plan. Under the 2016 Executive Incentive Plan, the target bonuses for the Named Executive Officers, other than our Chief Executive Officer and our Senior Vice Presidents, Global Customer Success, represented 50% of the earned base salaries for those executive officers. For each of Leon Trefler and Mr. Kra, our Senior Vice Presidents, Global Customer Success, the target bonus represented 30% of his earned base salary given his additional opportunity to earn additional cash compensation in the form of sales commissions as described further below. For 2016, the Compensation Committee approved bonuses for our Named Executive Officers under the 2016 Executive Incentive Plan consistent with the 2016 Funding Percentage, except for Mr. Stillwell who received 100% of his target bonus, pro-rated to reflect his period of service from July 2016. Accordingly, for 2016 Mr. Kra received a bonus of $89,760; Mr. Pyle received a bonus of $165,440; Mr. Stillwell received a bonus of $97,692; and Leon Trefler received a bonus of $89,760. In 2016, Mr. Pyle opted to receive 50% of his CICP payment in RSUs.

Under the 2017 Executive Incentive Plan, the target bonuses for the Named Executive Officers, other than our Chief Executive Officer and our Senior Vice Presidents, Global Customer Success, will represent 60% of those executive officers’ earned base salaries. For each of Leon Trefler and Mr. Kra, our Senior Vice Presidents, Global Customer Success, the target bonus will represent 40% of his earned base salary given his additional opportunity to earn additional cash compensation in the form of sales commissions.

Additional Individual Incentive Compensation. In 2016, several of our Named Executive Officers (other than our Chief Executive Officer) were eligible to receive additional individual incentive compensation based upon the achievement of specific performance goals established by our Chief Executive Officer. Both Mr. Kra’s and Leon Trefler’s targets were $50,000 in additional individual incentive compensation for the achievement of specific sales and services metrics set by our Chief Executive Officer. In 2016, Mr. Pyle’s target was $21,000 in additional individual incentive compensation based upon achievement of operational objectives set by our Chief Executive Officer. For 2016, Mr. Kra received $25,768; Mr. Pyle received $18,480; and Leon Trefler received $25,794.

In addition, in 2016, Leon Trefler, Senior Vice President, Global Customer Success, was eligible for $200,000 in additional incentive compensation related to the value of qualified new license signings achieved by the Company. Mr. Kra, Senior Vice President, Global Customer Success, was eligible for $150,000 in additional incentive compensation related to the value of qualified new license signings achieved by the Company. For 2016, Leon Trefler’s actual additional incentive compensation in the form of sales commissions related to this goal was $183,221 and Mr. Kra’s actual additional incentive compensation in the form of sales commissions related to this goal was $97,756.

In 2017, Leon Trefler and Mr. Kra, Senior Vice Presidents, Global Customer Success are also eligible to receive additional incentive payments based upon the performance of specific individual business unit and/or corporate goals tied to the achievement of operational objectives in 2017. In 2017, Leon Trefler’s and Mr. Kra’s targets are $50,000 in additional incentive payments. The executive officers will be eligible for these additional incentive payments based upon the level of achievement of their respective objectives. Our Chief Executive Officer will review each executive officer’s respective performance towards achieving these individual, business unit and/or corporate goals. Additionally, in 2017, Leon Trefler and Mr. Kra, Senior Vice Presidents, Global Customer Success, will also be eligible for up to $225,000 and $150,000, respectively, in additional incentive compensation related to the value of qualified new license signings.

Equity. In March 2016, the Compensation Committee approved a periodic equity grant for our Named Executive Officers (other than our Chief Executive Officer) in the form of 50% stock options and 50% RSUs, as part of their total compensation package.

Severance, Retention, and Change in Control Benefits

We have entered into employment offer letters with Messrs. Kra and Stillwell containing provisions for additional cash compensation upon termination of employment under certain circumstances. Specifically, each of these letters provides for a lump-sum severance payment equal to six months of then-current base salary in the event that such officer’s employment is terminated by the Company without cause. In Mr. Stillwell’s agreement, an additional month of severance will be paid for each year of service with a maximum of 12 months total severance. In addition, for Mr. Stillwell, in the event of a sale of the Company (as defined in our 2004 Long-Term Incentive Plan (as amended and restated)) and termination of Mr. Stillwell’s employment as Chief Administrative Officer and Chief Financial Officer, all unvested stock options and RSUs would be subject to immediate full acceleration of vesting. The terms of these agreements are more fully described in the “Potential Payments upon Termination or Change in Control” section below.

Our primary rationale for these payments is that we believe that it is standard in our industry to provide a reasonable severance payment to certain high ranking executive officers in the event that they are terminated without cause, and that the absence of such arrangements might jeopardize our chances of hiring and retaining such executives. We limit such post-termination compensation arrangements to situations in which such executive officers are actually terminated, rather than those in which there is a mere change of control.

While these offer letters, which were previously filed with the SEC, do not specifically define what constitutes a termination “without cause,” the Company believes that the term “cause” would be construed consistently with Massachusetts case law, which generally defines it to mean, in this context, that the Company had a reasonable good faith basis for dissatisfaction with the employee, due to lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or grounds for discharge reasonably related, in the Company’s good faith judgment, to the needs of the business. There are, or were, no other conditions to the payment of the severance amount.

Under our 2004 Long-Term Incentive Plan (as amended and restated), in the event of the sale of the Company, the Board of Directors, acting through a majority of Directors who are determined to be “independent directors” under the applicable Nasdaq rules, may, in its discretion, provide that all outstanding RSUs, unvested stock options or other stock-based awards granted under the plan shall be assumed or an equivalent option, right, unit, or restricted stock be substituted by the successor entity; accelerated in full prior to the effective date of the sale of the Company; or cancelled as of the effective date of the sale of the Company; or the Board may apply any combination of the foregoing.

Potential Payments Upon Termination or Change in Control

Under the terms of their employment offer letters, if either Mr. Kra or Mr. Stillwell is terminated without cause, he would receive a lump-sum severance payment equal to six months of his then-current base salary. In addition, Mr. Stillwell would receive an additional month of severance for each year of service with a maximum of 12 months total severance. By way of example, if Mr. Kra had been terminated without cause on December 31, 2016, he would have received a severance payment of $170,000. If Mr. Stillwell had been terminated without cause on December 31, 2016, he would have received a severance payment of $200,000. In addition, in the event of a sale of the Company and the termination of Mr. Stillwell’s employment as Chief Administrative Officer and Chief Financial Officer, all of his unvested stock options and RSUs would be subject to immediate full acceleration of vesting. If, on December 31, 2016, Mr. Stillwell had been terminated following a sale of the Company, the value of his accelerated RSUs would have been $1,574,352, and the value of his accelerated stock options would have been $1,747,122. The value of accelerated unvested options as of December 31, 2016 is calculated by taking the difference between the closing price of our common stock on NASDAQ Global Select Market on the last trading day of the fiscal year ($36.00 on December 31, 2016) and the option exercise price and multiplying it by the number of accelerated options. For RSUs, the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units.

Additionally, as noted above, under our 2004 Long-Term Incentive Plan (as amended and restated), in the event of the sale of the Company, the Board of Directors may provide that all outstanding RSUs, unexercised stock options or other stock-based awards granted under the plan would accelerate in full prior to the effective date of the sale of the Company. The table entitled “Outstanding Equity Awards at Fiscal Year-End” lists all outstanding equity awards held by our Named Executive Officers as of December 31, 2016.

Impact of Regulatory Requirements

Our stock option and RSU grant policies are impacted by FASB ASC Topic 718, formerly FAS 123(R), which we adopted on January 1, 2006. As a result of the adoption of this accounting policy, the Company has generally reduced the number of stock options granted to employees, as has been the case with many companies of similar size in our industry.

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer. Performance-based compensation is excluded from the compensation taken into account for purposes of the $1 million limit if certain requirements are met. The Committee awards compensation to our executive officers as it deems appropriate, even though it may not be fully deductible for the purposes of Section 162(m). Accordingly, compensation attributable to our Executive Incentive Plan, additional individual incentive compensation, or equity awards may not be fully deductible for the purposes of Section 162(m).

Compensation Practices Risk Assessment

The Company has conducted a risk assessment of its compensation programs for executive officers and all other employees. The Company’s Finance, Legal, Human Resources, Sales, Internal Audit, and Compliance departments reviewed our compensation programs, practices and policies (“Compensation Programs”). Management reviewed and discussed the findings of this review with the Compensation Committee, and with the Company’s Disclosure Committee, consisting of representatives from its Finance, Legal, Internal Audit, and Compliance departments. Based upon this assessment, the Company has concluded that its Compensation Programs are balanced and do not, by design, motivate excessive risk taking by management and other employees.

In determining that the programs contained an appropriate mix of risk and reward in relation to the Company’s strategy and long term goals without encouraging excessive risk taking by management and other employees, the following elements were considered:

•

In general, compensation consists of a balanced mix of fixed and variable compensation. The fixed component, base salary, provides a stable income stream to employees and executives, while variable compensation, consisting of annual bonuses, commissions for sales and certain services personnel, and bonuses tied to the achievement of management’s business objectives, provides compensation opportunities tied to the Company’s short and long-term goals related to the Company’s strategic initiatives;

•

Annual incentive payments, or bonuses, provide the potential for variable pay based upon the achievement of annual financial and strategic business objectives of the Company. These objectives are set at the Company level and are not based upon the results for any one individual, team or division. Our Board of Directors has discretion to finally determine the corporate funding percentage. Moreover, the Compensation Committee determines and approves executive officer compensation and has the discretion to modify individual payout amounts to reflect an individual’s performance;

•

The incentive plans for our sales force align variable compensation with both short and long-term goals. A percentage of commissions are payable on contract signing, while the remaining percentage is payable after deployment of our software by our customers. Additionally, our incentive plans permit us to retain payments on sales commissions for customer non-payment. Additionally, our incentive plans permit us to retain payments on sales commissions for customer non-payment. Corporate controls require material customer contracts to be approved by Finance and Legal personnel, in addition to Sales management, prior to execution. The Company’s senior management also reviews and approves material nonstandard contract terms; and

•

Equity awards, which are granted to United States and most international employees, may consist of both stock options and RSUs, and align employee equity compensation with the Company’s long-term success. Additionally, senior level executives receive equity compensation in both RSUs and stock options to further align their interests with those of our stockholders. Equity awards typically vest over five years and increase in value if our stock price increases over time.

EXECUTIVE COMPENSATION

The following table sets forth information required under applicable SEC rules about the compensation for 2016, 2015 and 2014 of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three most highly compensated other executive officers who were serving as officers on December 31, 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($) (5)	Total ($)
Alan Trefler	2016	450,000	—	—		—		356,400		22,978	829,378
Chairman and Chief Executive Officer	2015	456,000	—	—		—		410,677		22,230	888,907
	2014	419,000	—	—		—		309,600		22,926	751,526

Kenneth Stillwell	2016	195,400	200,000(7)	1,200,006	(8)	1,800,001	(8)	97,692		12,254	3,505,353
Chief Administrative Officer, Chief Financial Officer and Senior Vice President (6)	2015	—	—	—		—		—		—	—
	2014	—	—	—		—		—		—	—

Douglas Kra	2016	340,000	123,524	275,020	(9)	275,040	(9)	89,760		28,160	1,131,504
Senior Vice President, Global Customer Success	2015	343,000	147,711	225,018	(10)	225,095	(10)	102,808		27,095	1,070,727
	2014	329,000	70,754	200,024	(11)	200,045	(11)	108,100		27,337	935,260

Michael Pyle	2016	352,000	18,480	303,652	(9)(12)	200,033	(9)	77,400	(13)	22,806	974,371
Senior Vice President, Engineering	2015	348,000	21,000	323,566	(10)(12)	225,095	(10)	75,000	(13)	22,324	1,014,985
	2014	324,000	17,010	256,295	(11)(12)	175,034	(11)	66,400	(13)	21,564	860,303

Leon Trefler	2016	340,000	209,015	300,020	(9)	300,050	(9)	89,760		17,073	1,255,918
Senior Vice President, Global Customer Success	2015	343,000	248,852	308,263	(10)(12)	250,106	(10)	53,308	(13)	16,675	1,220,204
	2014	324,000	210,792	200,024	(11)	200,045	(11)	74,900		16,335	1,026,096

(1)	Represents (i) additional individual incentive compensation payments for Messrs. Stillwell, Kra, Pyle, and Leon Trefler, which were earned during the year and (ii) sales commissions for Douglas Kra and Leon Trefler, which were earned during the year shown.
(2)	These amounts reflect the dollar amount of the aggregate grant date fair value of RSU awards granted in the years ended December 31, 2016, 2015, and 2014, in accordance with FASB ASC Topic 718. The calculation of the fair value of RSU awards is set forth under Note 14 of the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017.
(3)	These amounts reflect the dollar amount of the aggregate grant date fair value of stock option awards granted in years ended December 31, 2016, 2015, and 2014 in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017.
(4)	Represents bonuses earned under the Corporate Incentive Compensation Plan in the year shown and paid in the following year.
(5)	These amounts are comprised of the Company 401(k) match, Company-paid parking, and Company-paid health, dental, and other insurance premiums.
(6)	Mr. Stillwell, our principal financial officer, joined the Company in July 2016.
(7)	Represents Mr. Stillwell’s sign-on bonus, which is repayable to the Company in the event of a voluntary termination within 12 months of his date of hire.
(8)	Represents Mr. Stillwell’s 2016 equity award in the form of 60% stock options and 40% RSUs.
(9)	Represents RSU and option awards granted in March 2016 as part of the Named Executive Officer’s 2015 compensation package.
(10)	Represents RSU and option awards granted in March 2015 as part of the Named Executive Officer’s 2014 compensation package.
(11)	Represents RSUs and option awards granted in March 2014 as part of the Named Executive Officer’s 2013 compensation package.
(12)	These amounts include the Named Executive Officer’s election to receive 50% of his target incentive compensation under the Corporate Incentive Compensation Plan in the year shown in the form of RSUs instead of cash.
(13)	Represents 50% of bonuses earned under the Corporate Incentive Compensation Plan in the year shown and paid in the following year due to the Named Executive Officer’s election to receive 50% of his target incentive compensation under the Corporate Incentive Compensation Plan in the year shown in the form of RSUs instead of cash.

The following table sets forth certain information with respect to the plan-based awards granted during or for the fiscal year ended December 31, 2016 to each of the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($) (2)	Threshold (#)	Target (#)	Maximum (#)
Alan Trefler	—	283,500		405,000		—	—	—	—	—		—	—	—
Chairman and Chief Executive Officer

Kenneth Stillwell	8/1/2016	140,000		200,000		—	—	—	—	43,732		211,516	27.74	3,000,007
Chief Administrative Officer, Chief Financial Officer and Senior Vice President (5)

Douglas Kra	3/9/2016	71,400		102,000		—	—	—	—	11,045		32,353	25.20	550,060
Senior Vice President, Global Customer Success

Michael Pyle	3/9/2016	61,600	(6)	88,000	(6)	—	—	—	—	12,165	(6)	23,530	25.20	503,685
Senior Vice President, Engineering

Leon Trefler	3/9/2016	71,400		102,000		—	—	—	—	12,049		35,295	25.20	600,070
Senior Vice President, Global Customer Success

(1)	All awards were made pursuant to the Company’s 2016 Corporate Incentive Compensation Plan.
(2)	There is no maximum payout amount, as additional incentives can be earned for performance above targets, as determined by the Board in its discretion.
(3)	All equity awards were made pursuant to the Company’s 2004 Long-Term Incentive Plan as amended and restated in 2016.
(4)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” reflect the dollar amount of the aggregate grant date fair value for the entire option and RSU award granted in 2016, in accordance with FASB ASC Topic 718.
(5)	Mr. Stillwell joined the Company in July 2016.
(6)	Includes the Named Executive Officer’s election to receive 50% of his target incentive compensation under the 2016 Corporate Incentive Compensation Plan in the form of RSUs instead of cash.

The following table sets forth certain information with respect to the value of outstanding equity awards, at December 31, 2016, previously granted to the Named Executive Officers. All equity awards were granted under the Company’s 2004 Long-Term Incentive Plan (as amended and restated).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan Trefler	—	—	—	—	—	—		—	—	—
Chairman and Chief Executive Officer

Kenneth Stillwell	—	211,516	—	27.74	8/1/2026	43,732		1,574,352	—	—
Chief Administrative Officer, Chief Financial Officer and Senior Vice President (4)

Douglas Kra	18,284	—	—	6.00	12/13/2017	—		—	—	—
Senior Vice President, Global Customer Success	11,740	—	—	5.94	12/11/2018	—		—	—	—
	6,390	—	—	16.15	12/15/2019	—		—	—	—
	3,736	—	—	18.02	3/1/2020	—		—	—	—
	14,938	—	—	16.02	3/17/2021	—		—	—	—
	13,014	686	—	18.03	3/7/2022	280		10,080	—	—
	51,762	12,942	—	11.05	12/12/2022	—		—	—	—
	14,314	11,712	—	20.05	3/7/2024	4,526		162,936	—	—
	10,627	19,738	—	20.49	3/2/2025	7,245		260,820	—	—
	—	32,353	—	25.20	3/9/2026	11,045		397,620	—	—

Michael Pyle	32,000	—	—	6.00	12/13/2017	—		—	—	—
Senior Vice President, Engineering	9,400	—	—	5.94	12/11/2018	—		—	—	—
	6,390	—	—	16.15	12/15/2019	—		—	—	—
	3,736	—	—	18.02	3/1/2020	—		—	—	—
	12,450	—	—	16.02	3/17/2021	—		—	—	—
	13,014	686	—	18.03	3/7/2022	280		10,080	—	—
	43,136	10,784	—	11.05	12/12/2022	—		—	—	—
	12,524	10,248	—	20.05	3/7/2024	3,960		142,560	—	—
	10,627	19,738	—	20.49	3/2/2025	7,245		260,820	—	—
	—	23,530	—	25.20	3/9/2026	12,165	(5)	437,940

Leon Trefler	3,880	—	—	5.94	12/11/2018	—		—	—	—
Senior Vice President, Global Customer Success	6,390	—	—	16.15	12/15/2019	—		—	—	—
	18,672	—	—	18.02	3/1/2020	—		—	—	—
	14,938	—	—	16.02	3/17/2021	—		—	—	—
	16,266	858	—	18.03	3/7/2022	350		12,600	—	—
	51,762	12,942	—	11.05	12/12/2022	—		—	—	—
	14,314	11,712	—	20.05	3/7/2024	4,526		162,936	—	—
	11,808	21,931	—	20.49	3/2/2025	8,049		289,764	—	—
	—	35,295	—	25.20	3/9/2026	12,049		433,764	—	—
(1)	Unless otherwise noted, stock options vest on a five-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years. Options expire ten years from the grant date.

(2)	These units of stock are RSUs, each of which represents the right to receive, following vesting, one share of common stock. Unless otherwise noted, RSUs vest on a five-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years.
(3)	Market value is calculated using a share price of $36.00, the closing price of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2016.
(4)	Mr. Stillwell joined the Company in July 2016.
(5)	Includes RSUs granted in connection with the Named Executive Officer’s election to receive 50% of his target incentive compensation under the 2016 Corporate Incentive Compensation Plan in the form of RSUs instead of cash, which vests in full one year from the grant date.

The following table sets forth certain information with respect to the options exercised by the Named Executive Officers during the fiscal year ended December 31, 2016.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan Trefler Chairman and Chief Executive Officer	—	—	—	—

Kenneth Stillwell Chief Financial Officer and Chief Administrative Officer (1)	—	—	—	—

Douglas Kra Senior Vice President, Global Customer Success	13,716	306,537	7,314	202,732

Michael Pyle Senior Vice President, Engineering	—	—	11,860	318,239

Leon Trefler Senior Vice President, Global Customer Success	7,800	211,380	10,890	295,741

(1)	Mr. Stillwell joined the Company in July 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee for the year ended December 31, 2016 were James O’Halloran (Chair), Richard Jones, Steven Kaplan, Larry Weber, and William Wyman. As of January 2017, the members of our Compensation Committee are Sharon Rowlands (Chair), Richard Jones, Dianne Ledingham, and Steven Kaplan. None of the members of our Compensation Committee were, at any time during 2016, an officer or employee of the Company or any subsidiaries. Richard Jones served as our President and Chief Operating Officer from October 1999 to September 2002, and was a part-time employee of Pegasystems from July 2002 to July 2007. James O’Halloran served as our Senior Vice President, Chief Financial Officer, Treasurer, and Secretary from June 1999 to August 2001. Neither Steven Kaplan, Dianne Ledingham, Sharon Rowlands, Larry Weber, nor William Wyman has ever been an officer or employee of the Company or any subsidiaries. None of the members of our Compensation Committee had any relationship with us during 2016 that was required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and Named Executive Officers, and the holders of more than 10% of our common stock, to file reports with the SEC disclosing their ownership of our stock and changes in such ownership. Officers, Directors, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of our records and written representations by persons required to file these reports, during 2016, all filing requirements under Section 16(a) were complied with in a timely fashion, with the exception of a Form 4 filed on May 17, 2016 on behalf of Efstathios Kouninis, a Form 4 filed on May 19, 2016 on behalf of Richard Jones, and a Form 4 filed on September 19, 2016 on behalf of Dianne Ledingham.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates any such report by reference into such filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis,” or “CD&A,” with management, and, based on such review and discussion, recommended to the Board of Directors the inclusion of the CD&A in this proxy statement.

Compensation Committee

Sharon Rowlands, Chair

Richard Jones

Dianne Ledingham

Larry Weber

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act requires that stockholders be given the opportunity, every six years, to provide a non-binding advisory vote as to the frequency of the stockholder advisory vote on the compensation of our named executive officers (the “Say on Pay” vote). By voting with respect to this proposal, stockholders may indicate whether they would prefer that the Company conduct future Say on Pay votes every one, two or three years, or that they abstain from voting.

Our Board of Directors has determined that an annual Say on Pay vote will allow our stockholders to provide timely input on the Company’s executive compensation program as described in the proxy statement each year. Accordingly, we believe that annual frequency provides the highest level of accountability and communication between the Company and our stockholders.

While this vote is advisory in nature and will not be binding on the Company, the Board will take into account the outcome of the vote when considering the frequency of future Say on Pay votes. It may consider that it is in the best interest of the stockholders and Company to hold the vote more or less frequently than the time period receiving the highest number of stockholder votes.

The Board of Directors recommends that you vote FOR the approval of holding the non-binding advisory vote on the compensation of our named executive officers every year, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The primary duties and responsibilities of the Audit Committee are to: (1) select and engage our independent registered public accounting firm; (2) serve as an independent and objective party to monitor our internal controls over financial reporting and disclosure controls; (3) review and appraise the audit efforts of our independent registered public accounting firm and internal audit functions; (4) review the independent registered public accounting firm’s fees; (5) ensure professional handling of employee complaints through the Company’s hotline process for the reporting of concerns regarding questionable accounting or auditing matters which is monitored by the Company’s compliance team; and (6) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors. The Audit Committee is also responsible for overseeing legal compliance matters, including our Code of Conduct.

The Audit Committee consists of four members, each of whom is an “independent director” as defined by Nasdaq Rule 5605(c)(2). The Board of Directors has determined that the members of the Audit Committee satisfy the requirements of the Nasdaq Rules as to independence, financial sophistication, and expertise. In addition, the Board of Directors has determined that Mr. O’Halloran is our “audit committee financial expert” as defined by SEC rules. The Audit Committee operates under a written charter, approved by the Board of Directors, which was last amended in March 2009.

In fulfilling its oversight responsibilities regarding the Company’s 2016 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 16—Communications with Audit Committees, issued by the Public Company Accounting

Oversight Board (United States), and Securities and Exchange Commission Regulation S-X Rule 2-07, including the process used by management in formulating particularly sensitive accounting estimates (including significant tax positions) and the basis for the conclusions of the independent registered public accounting firm regarding the reasonableness of those estimates.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has received the written disclosure and the letter from the independent registered accounting firm required by the applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management and Pegasystems, consistent with the applicable requirements of the Public Accounting Oversight Board.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audits in 2016. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits, the understanding of our internal controls, and the overall quality of our financial reporting. The Audit Committee held six meetings during 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Audit Committee has also selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Audit Committee

James O’Halloran, Chair

Peter Gyenes

Steven Kaplan

William Wyman

PROPOSAL 4 – RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2017. Deloitte & Touche LLP audited our financial statements for the fiscal year ended December 31, 2016. Although stockholder approval of the selection of Deloitte & Touche LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Deloitte & Touche LLP, independent registered public accounting firm, audited our financial statements for the fiscal years ended December 31, 2016 and December 31, 2015. The following table shows the fees for audit and other services provided by Deloitte & Touche LLP for 2016 and 2015.

	2016 (in thousands) ($)	2015 (in thousands) ($)
Audit fees (1)	2,512	2,049
Audit related fees (2)	205	82
Tax fees (3)	24	47
All other fees (4)	29	27

Total	2,770	2,205

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements and the reviews of reports on Forms 10-Q and 10-K for the applicable year.
(2)	Represents fees billed for professional services provided in connection with the adoption of Accounting Standards Update 2014-09 issued by the Financial Accounting Standards Board.
(3)	Represents fees billed in the applicable year for tax compliance, tax advice and tax planning services.
(4)	Represent fees billed for the subscription to an online accounting research tool, a subscription to an HR tool, and permissible advisory services.

Audit Committee Pre-Approval Policy and Procedures

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm, for the purpose of maintaining the independence of our independent registered public accounting firm, or by any other audit firm registered with the Public Company Accounting Oversight Board that we may engage from time to time (each, a “PCAOB Registered Firm”). For audit services, each year the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Management also submits to the Audit Committee a description of non-audit services that it recommends the independent registered public accounting firm or any other PCAOB Registered Firm be engaged to perform, and provides an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services would not compromise the independence of the auditors and would be permissible under all applicable legal requirements. The Audit Committee must approve both the non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee periodically as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by us for those services.

All audit and non-audit services provided by Deloitte & Touche LLP in 2016 and 2015 were pre-approved by the Audit Committee.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 21, 2017.

Vote by Internet
• Go to www.envisionreports.com/PEGA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and FOR annual frequency (1 Year) on Proposal 3.

1.	Election of Directors:		For	Against	Abstain					For	Against	Abstain			For	Against	Abstain	+
	01 -	Peter Gyenes	☐	☐	☐		02 - Richard H. Jones			☐	☐	☐	03 -	Steven F. Kaplan	☐	☐	☐

	04 -	Dianne Ledingham	☐	☐	☐		05 - James P. O’Halloran			☐	☐	☐	06 -	Sharon Rowlands	☐	☐	☐

	07 -	Alan Trefler	☐	☐	☐		08 - Larry Weber			☐	☐	☐	09 -	William W. Wyman	☐	☐	☐

							For	Against	Abstain							For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of our named executive officers.						☐	☐	☐		4. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.					☐	☐	☐
						1 Year	2 Years	3 Years	Abstain
3.	To approve, by a non-binding advisory vote, the frequency of the stockholder advisory vote on the compensation of our named executive officers.					☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02LK2C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Pegasystems Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2017 Annual Meeting of Stockholders

The undersigned stockholder of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 12, 2017 and hereby appoints Alan Trefler and Matthew J. Cushing, or any one or more of them, proxies and attorneys-in-fact with full power of substitution to each other for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Pegasystems at the Annual Meeting of its Stockholders to be held on June 21, 2017 at One Rogers Street, Cambridge, Massachusetts at 10:00 a.m., local time, or any adjournment or postponement thereof. Any of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 4.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 4, AND FOR ANNUAL FREQUENCY (1 YEAR) ON PROPOSAL 3.